NOTE TO EDGAR USERS:

THIS QUESTION AND ANSWER SCRIPT DOES NOT CONSTITUTE AN OFFER OR INVITATION TO PURCHASE ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, PURSUANT TO THE OFFER OR OTHERWISE. THE OFFER IS MADE SOLELY BY THE OFFER DOCUMENT AND THE LETTER OF TRANSMITTAL AND THE FORM OF ACCEPTANCE ACCOMPANYING THE OFFER DOCUMENT, WHICH CONTAIN THE FULL TERMS AND CONDITIONS OF THE OFFER, INCLUDING DETAILS OF HOW THE OFFER MAY BE ACCEPTED. RWE HAS FILED A TENDER OFFER STATEMENT CONTAINING THE OFFER DOCUMENT AND OTHER RELATED DOCUMENTATION. FREE COPIES OF THE TENDER OFFER STATEMENT ARE AVAILABLE ON THE SEC'S WEBSITE AT WWW.SEC.GOV. INNOGY SHAREHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE OFFER DOCUMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION.


                             RWE OFFER FOR INNOGY

ALL OPERATORS MUST FOLLOW THE SCRIPTED ANSWERS VERY CAREFULLY AND NOT DEVIATE FROM THE SCRIPTS. OPERATORS MUST DECLINE TO ANSWER QUESTIONS THE ANSWERS TO WHICH FALL OUTSIDE THE INFORMATION GIVEN IN THE SCRIPT. IT IS IMPORTANT THAT NO NEW INFORMATION IS GIVEN TO SHAREHOLDERS.

OPERATORS MUST NOT COMMENT ON THE MERITS OF THE OFFER, MUST NOT ADVISE SHAREHOLDERS WHETHER TO ACCEPT OR NOT ACCEPT THE OFFER AND MUST NOT PUT SHAREHOLDERS UNDER ANY PRESSURE. ALL SHAREHOLDERS MUST BE ENCOURAGED TO CONSULT THEIR PROFESSIONAL ADVISERS.

CALLERS WITH QUESTIONS OUTSIDE OF THE SCRIPT TO BE REFERRED TO RWE'S FINANCIAL ADVISER, MERRILL LYNCH.

DEFINED TERMS HAVE THE SAME MEANING AS IN THE OFFER DOCUMENT DATED 28 MARCH
2002.

                                                                  REFERENCE TO
                                                                 OFFER DOCUMENT

     Q1    WHAT ARE THE CURRENT SHARE PRICES FOR RWE/INNOGY?
           HOW DOES THE OFFER COMPARE WITH RECENT PRICES OF
           INNOGY SHARES?

      A    Share prices will be taken from the day's FT and
           given as indicative prices only                               P.2-3

           The closing price of an Innogy Share on 15 February
           2002 (which was the last trading day prior to the announcement by Innogy confirming that it had received approaches) was 210.25 pence.

     Q2    WHO IS RWE?

      A    RWE is based in Germany and is one of the leading             P.13
           multi-utility companies. Its core businesses are electricity, gas, water, waste management and utility-related services. Further information about
           RWE is given on page 13 of the Offer Document.

     Q3    WHAT IS THE OFFER?

      A    For each Innogy Share..........275p in cash                   P.10

           For each Innogy ADS...........2,750p in cash

           The Offer represents a premium of 31 per cent. to the closing price of 210.25 pence per Innogy Share on 15 February 2002, the last business day prior to the announcement by Innogy confirming that it had received approaches. There is also a Loan Note Alternative for holders of Innogy Shares (except in the US, Australia, Canada and Japan).

           The Offer is being made by a wholly owned subsidiary of RWE AG and (outside the United States) by Merrill
           Lynch on its behalf.

     Q4    IS THERE A SHARE/LOAN NOTE ALTERNATIVE?

      A    There is a Loan Note Alternative (except in the US,           P.11
           Australia, Canada and Japan). You may elect to                  &
           receive (pound)1 in nominal value of RWE Loan Notes           App.II
           for every (pound)1 of cash consideration which you would otherwise have received for the ordinary shares. There is no RWE share alternative for this Offer.

     Q5    WILL THERE BE ANY HIGHER OFFER FROM ANY THIRD PARTY?

      A RWE are not aware of any other prospective offer for Innogy. However, the possibility of another offer cannot be ruled out.

     Q6    WHAT ARE THE REASONS FOR THIS OFFER?

      A    RWE is one of Europe's largest electricity and gas            P.7
           companies. The Directors of Innogy believe that, through the combination with RWE, Innogy's prospects will be strengthened. The Directors of Innogy also believe that the Offer of 275 pence per Innogy Share provides Innogy Shareholders with the most certain and favourable opportunity to realise their investment at an attractive price. Accordingly, the Directors of Innogy have unanimously agreed to recommend the Offer to Innogy Shareholders.

     Q7    WHY IS INNOGY RECOMMENDING THE OFFER?

      A    The Directors of Innogy who have been so advised by           P.9
           CSFB and Deutsche Bank, consider the terms of the Offer to be fair and reasonable. Your Board believes that the Offer provides Innogy shareholders with the most certain and favourable opportunity to realise their investment at an attractive price.
           Accordingly, the Directors of Innogy have unanimously agreed to recommend the Offer.

           The background to and the reasons for your Directors recommending the offers are given on page 7 of the Offer Document.

     Q8    WHAT LEVEL OF SUPPORT DOES RWE HAVE/ WHAT IS THE
           LIKELIHOOD OF THE OFFER SUCCEEDING?

      A    RWE can give no assurances as to the probability of           P.9
           the Offer succeeding but you should note that it has received irrevocable undertakings to accept the Offer from the Directors of Innogy in respect of Innogy Shares held by them representing 87,661 (or
           0.01%) issued Innogy Shares.

     Q9    SHOULD I ACCEPT RWE'S OFFER?

      A    I am not allowed to give you any financial advice or          P.9
           advise you whether to accept the Offer or not.
           However, you will see on page 9 of the Offer
           Document that Innogy's Directors are unanimously recommending that you accept the Offer. If you are in any doubt as to what action to take, you should seek independent financial advice.

     Q10   WHAT IS THE REGULATORY STATUS OF THE OFFER?

      A Pre-filing: competition clearance needs to be obtained in Europe and the United States. Submissions will be made in both jurisdictions in the very near future. We anticipate that clearance will take approximately 30 days after filing the submissions. In addition, certain indications are required from GEMA that it will not seek notifications to the electricity licenses held by Innogy.

           OR

           Post-filing (Hart-Scott-Rodino filing was made on 3 April 2002): the Offer is conditional on certain regulatory clearances relating to EU merger control and US (Hart-Scott-Rodino) anti-trust regulations. In addition, certain indications are required from GEMA that it will not seek notifications to the electricity licenses held by Innogy.

    Q10A   WHEN WILL RWE KNOW WHEN THE REGULATORY CLEARANCE HAVE BEEN OBTAINED?

      A Assuming no unforeseen problems arise, RWE should be informed of the outcome of these various processes within 30 days of filing.

     Q11   WHAT ABOUT MY INNOGY DIVIDENDS?

      A    There will be no final dividend for the year ended            P.6
           31 March 2002. If RWE is successful in taking over Innogy - you will no longer receive any Innogy dividends.

     Q12   WHAT HAPPENS IF I DON'T ACCEPT THE OFFER?

      A    You do not have to accept the Offer - however:                P.4-5
                                                                           &
           If you do not accept the Offer and RWE does not               App.I
           reach the 90% threshold, RWE is not obliged to purchase any Innogy Shares and you will not receive any consideration for your Shares.

           If you accept the Offer, your acceptance will contribute towards the 90% acceptances threshold.
           The Directors of Innogy consider that RWE's offer is fair and reasonable and unanimously recommend that shareholders accept this Offer.

           If you do not accept the Offer and RWE acquires over 90% in nominal value of the Innogy Shares and the other conditions to the Offer are satisfied or waived, RWE will seek to acquire compulsorily the remaining Shares from non-assenting shareholders to the extent it is able by exercising its statutory rights.

           If RWE declares the Offer unconditional, it intends to procure that Innogy applies to cancel the listing of Innogy Shares so that these will no longer be traded on the London Stock Exchange. RWE also intends to procure that Innogy applies for the de-listing of the Innogy ADS's from the New York Stock Exchange. Non-assenting shareholders may therefore have no market on which to trade their Innogy Shares or ADS's.

     Q13   BY WHEN DO I HAVE TO RETURN MY FORM OF ACCEPTANCE?

      A    You must return your form(s) of acceptance to the             P.16
           Receiving Agent (Lloyds TSB Registrars at the address on page 16 of the Offer Document sent to you) by 3 p.m. (London time) on 26 April 2002 unless the Offer is extended. A reply-paid envelope should have been sent to you.

     Q14   WHEN WILL I RECEIVE PAYMENT?

      A    If your validly completed form(s) of acceptance               P.20-21
           (together with your Innogy share certificates) are received by 3 p.m. (London time) on 26 April 2002 and the Offer is declared wholly unconditional at that date, payment of the consideration is expected to be made by 10 May 2002. However, it could be as late as 10 June 2002 depending upon when the conditions are fulfilled.

     Q15   HOW LONG WILL THE PROCESS TAKE?

      A    The latest date by which RWE can declare its offer            P.20-21
           wholly unconditional is 27 May 2002, in the absence of any competing offer being announced or the

           Takeover Panel agreeing to a further extension.

     Q16   WHAT ABOUT CAPITAL GAINS TAX?

      A    I am not allowed to give you financial advice. A              P.15
           general guide of the taxation consequences of your              &
           acceptance of the Offer is given on pages 101 to 104      App.V pages
           of the offer document. If you are in any doubt about         101-104
           your personal tax position you should consult your own professional adviser. Loan Notes are not available in the US, Australia, Canada or Japan.

     Q17   WHAT ARE LOAN NOTES?

      A    Essentially by accepting Loan Notes, shareholders             P.11
           are agreeing to defer taking their cash under the               &
           Offer until a later date, which may assist Innogy             App.II
           shareholders in mitigating any capital gains tax liability. If you are in any doubt about the tax consequences of accepting RWE's cash offer or electing for the Loan Note alternative, you are urged to seek advice from an independent financial adviser.

     Q18   WHAT ARE THE TERMS OF THE LOAN NOTES?

      A    The Loan Notes are not to be listed on any Stock              P.11
           Exchange. Interest on Loan Notes will be paid every             &
           6 months. Interest is paid in(pound)sterling on 10            App.II
           January and 10 July each year.

           Interest rate: 0.5% below 6-month sterling LIBOR deposit rate.

           Repayment: Loan Notes will be redeemable in whole or in part for cash on the first payment date and subsequent payment dates. No Loan Notes may be redeemed before the first payment date. The first payment date will be the first 10 January or 10 July which falls six months after the first date of issue of any of the Loan Notes.

           Final redemption: 10 January 2008.

           Shareholders in Australia, Canada, Japan and the United States will not be able to take up the Loan Note Alternative. The Loan Note Alternative will remain open for as long as the Offer remains open for acceptance.

           NOTE TO OPERATOR: PLEASE REFER SHAREHOLDERS TO THE
           SUMMARY INFORMATION ABOUT THE LOAN NOTES ON PAGE 11
           AND IN APPENDIX II OF THE OFFER DOCUMENT FOR FURTHER
           DETAILS.

     Q19   WHAT IS 6-MONTH STERLING LIBOR?

      A LIBOR stands for "London InterBank Offered Rate". Essentially, 6-month sterling LIBOR is the rate of interest at which UK clearing banks lend sterling to one another for a 6 month period. For indicative purposes only, the current 6-month sterling LIBOR rate is approximately [4.5]%.

     Q20   WILL I HAVE TO PAY GERMAN TAX ON LOAN NOTE INTEREST?

      A    Under current law, UK residents will generally not        App.V pages
           pay any German tax on Loan App.V pages Note interest     P.102, P.104
           payments. The interest payments will be made gross under current P.102, P.104 law without any deduction of UK or German income tax, but there will be a general liability for UK income or corporation tax on interest received.

     Q21   WHAT TAX WILL I PAY ON LOAN NOTE INTEREST?

      A    Under current law, interest payments will generally         P.101-104
           be made gross to UK

      A residents, without any deduction of UK or German income tax, but there will be a general liability for UK income tax or corporation tax on interest received.

     Q22   I AM A PARTICIPANT IN A SHARE SCHEME - HOW WILL I BE
           AFFECTED?

      A    The Offer extends to Innogy Shares held in the                P.14
           Innogy employee share trust and in the Innogy profit sharing trust. If the Offer becomes or is declared wholly unconditional, appropriate proposals will be made to the holders of options under the Innogy
           Share Incentive Plans.

     Q23   WHAT WILL HAPPEN TO MY INNOGY SHARE INCENTIVE PLANS?

      A    The Offer extends to Innogy Shares held under the             P.14
           Innogy Share Incentive Plans. If the Offer becomes or is declared wholly unconditional, appropriate proposals will be made to the holders of options under the Innogy Share Incentive Plans.

     Q24   WHAT WILL HAPPEN TO INNOGY EMPLOYEES?

      A    The Management Board of RWE has confirmed to the             P.8 & 14
           board of Innogy that the existing rights, including pension rights, of all employees of the Innogy Group will be fully safeguarded. A full statement about employees' rights is given on page 14 of the Offer
           Document. I cannot make any further comment.

     Q25   I AM AN OVERSEAS SHAREHOLDER, CAN I ACCEPT THE OFFERS?

      A    [Operator to ask where shareholder is from.] The             P.15-16
           Offer is not being made into Australia, Canada or            P.33-35
           Japan. However, the Offer is being made to shareholders holding ADSs, but US persons cannot elect for the Loan Note Alternative.

           Overseas shareholders resident outside the UK should refer to paragraph 6 of part B of Appendix I on pages 33 to 35 and consult their independent financial advisor.

     Q26   WHAT ABOUT ADSS?

      A    Under the terms of the Offer, for each ADS (each ADS          P.10
           representing 10 Innogy shares) you will receive
           2,750p in cash.

           You will need to complete the Letter of Transmittal in accordance with the instructions on p.19 and paragraph 10 of Part B of Appendix I of the Offer Document. If you have any further queries you should call Georgeson shareholder helpline on +1-866-867-1144.

     Q27   I HAVE LOST MY INNOGY SHARE CERTIFICATES, WHAT DO I DO?

      A    Instructions on what you should do if you have lost           P.17
           or mislaid your share certificates can be found on page 17, paragraph 13 (iv) of the Offer Document or in paragraph 6 on the back of the forms of acceptance. Even though you may not have your share certificate, you should still return your forms of acceptance with an appropriate covering letter to Lloyds TSB Registrars, requesting a letter of indemnity for lost share certificates.

     Q28   I HOLD MY SHARES IN CREST; HOW DO I ACCEPT THE OFFER?

      A    If you hold your Shares in CREST you should complete          P.17-18
           the Form of Acceptance in accordance with the instructions on p.17 of the Offer Document.

     Q29   HOW DO I COMPLETE THE FORM OF ACCEPTANCE?

      A    (Please refer shareholders as far as possible to the         P.16-19
           step-by-step guide of how to complete their Form of             &
           Acceptance).                                                 Form of
                                                                      Acceptance
           If you have a share certificate, i.e. if you hold your Innogy Shares in certificated form, you should complete box 2 of the Form of Acceptance. If you wish to elect to receive Loan Notes, you should also complete Box 3. You must then sign Box 4 and return the form together with your Innogy share certificates to Lloyds TSB Registrars in the reply-paid envelope. If you do not insert a number in Box 2, your acceptance will be deemed to be in respect of all your Innogy Shares.

     Q30   THE SHAREHOLDER HAS DIED; WHAT SHOULD I DO?

      A    IF SOLE SHAREHOLDER; NO GRANT OF PROBATE/LETTERS OF          Form of
           ADMINISTRATION YET REGISTERED WITH LLOYDS TSB:             Acceptance
           The personal representative should sign the Form of           (P.4)
           Acceptance and forward it together with the share certificates to Lloyds TSB registrars in the reply paid envelope provided. Once the grant of Probate is received then a certified copy of this should also be sent to the Registrars.

           IF GRANT OF PROBATE/LETTERS OF ADMINISTRATION REGISTERED WITH LLOYDS TSB:
           If the Grant of Probate has been registered with Lloyds TSB, the Form of Acceptance should be signed by the personal representative and sent in together with the share certificates to Lloyds TSB in the reply-paid envelope provided.

           IF JOINT SHAREHOLDER:
           All the surviving joint shareholders should sign the Form of Acceptance and return it to Lloyds TSB in the reply-paid envelope provided, together with the share certificates and certified copy of the death certificate.

     Q31   WHAT DOES "WHOLLY UNCONDITIONAL" MEAN?

      A The Offer is conditional upon, amongst other things, the receipt of acceptances in respect of at least 90% in nominal value of the Innogy Shares and the obtaining of competition clearances in Europe and the US. A full list of the conditions can be found in Appendix I Part A of the Offer Document. If ALL the conditions have been satisfied or, where permitted, waived, within the allowable time period, the Offer will be declared "Wholly Unconditional".

     Q32   WHO IS INTERNATIONAL POWER AND WHAT DO THEY HAVE TO DO
           WITH  INNOGY?

      A International Power and Innogy were demerged from National Power in October 2000. International Power is a separate company from Innogy Holdings plc. The Offer is only being made with respect to your Innogy Shares and not your International Power shares, you should not therefore send off your International Power shares to Lloyds.

     Q33   CAN NOMINEE COMPANIES BASED IN THE UK ACCEPT THE
           OFFER ON BEHALF OF OVERSEAS SHAREHOLDERS?

      A The ability for nominee companies to accept on behalf of overseas shareholders will depend on the arrangements (e.g. trust arrangements) set up between the nominee companies and the beneficial owners. These arrangements should be checked. However, we would normally expect a nominee company to accept on behalf of a beneficial owner.